NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 31, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 20, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of Noble Corporation (Switzerland), which became effective on November 20, 2013, each Registered Share of Noble Corporation (Switzerland), was exchanged for one (new) Ordinary Share, nominal value $0.01 per share of Noble Corporation (United Kingdom). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Noble Corporation (Switzerland) Registered Shares and does not affect the continued listing on the NYSE of the Noble Corporation (United Kingdom) Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 20, 2013.